EXHIBIT 99.1

Air Methods Reports Year 2012 Results and 1Q2013 Update

Fourth Quarter 2012 Fully-Diluted Earnings Per-Share Increased 72% to $0.55

DENVER, Feb. 28, 2013 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, reported financial results for the year and fourth quarter ended December 31, 2012.

For the year, revenue increased 29% to $850.8 million compared to $660.5 million in the prior year. Net income doubled to $93.2 million, or $2.39 per diluted share, in the current year from $46.6 million, or $1.21 per diluted share, in the prior year. Earnings before interest, depreciation and amortization, and income tax expenses (EBITDA) increased 51% to $257.4 million compared to $170.9 million in the prior year. (See the table at the end of this release for a reconciliation of EBITDA, a non-GAAP measure, to GAAP.)

For the fourth quarter, revenue increased 12% to $216.2 million as compared with $193.3 million during the prior-year period. Net income increased 73% to $21.4 million, or $0.55 per diluted share, compared to net income of $12.4 million, or $0.32 per diluted share, in the prior-year period. EBITDA increased 26% to $60.0 million compared to $47.8 million in the prior-year quarter.

On August 1, 2011, the Company acquired 100% of the outstanding common stock of OF Air Holdings Corporation and its subsidiaries, including Omniflight Helicopters, Inc. (together, Omniflight). The results of operations for the year ended December 31, 2011 included the consolidated operations of Omniflight since the date of the acquisition. Pre-tax earnings were reduced by approximately $2.3 million and $0.5 million for the year and fourth quarter, respectively, for transaction costs and employee severance expenses related to the acquisition of Omniflight. Pre-tax earnings for both prior-year periods were further reduced by $2.2 million for retrospective compensation paid to pilots associated with the negotiation of a new collective bargaining agreement.

Fourth Quarter Highlights

Net patient transport revenue increased 18% to $152.9 million from $129.8 million. Net revenue per patient transport increased 16% to $11,448 from $9,883 in the prior-year quarter. Total patient transports from community-based locations increased 2% to 13,334 from 13,128. Patient transports from community-based locations open greater than one year (Same-Base Transports) increased 34 transports, as compared with the prior-year quarter. Weather cancellations for these same-base locations increased by 479 transports compared with the prior-year quarter. Air medical services contract revenue increased by 5% to $56.1 million from $53.3 million.

Consolidated maintenance expense for the fourth quarter of 2012 compared to the prior-year period increased by 10%, or $2.6 million, while flight volume decreased by 3%. Fuel costs increased by $0.9 million during the current-year quarter as compared to the prior-year quarter, representing a 17% increase.

Revenue from our United Rotorcraft Division, excluding revenue generated from internal projects, decreased to $5.6 million from $8.4 million in the prior-year quarter, a 34% decrease. Excluding internal projects, the division generated a net loss of $0.6 million in the current-year quarter compared to net income of $1.3 million in the prior-year quarter.

The Company also provided an update on preliminary January 2013 flight volume and net revenue per patient transport. Total community-based transports during January 2013 were 3,979 compared with 4,167 during January 2012, reflecting a 5% decrease. Same-Base Transports for January decreased 251 transports, or 6%, while weather cancellations for these same bases increased by 378 transports.  Preliminary net revenue per patient transport during January 2013 increased to $10,186 compared with $9,884 during January 2012, a 3% increase.

Aaron Todd, Chief Executive Officer, stated, "The year 2012 represented the first full year of combined operations since our acquisition of Omniflight. While the operational strengths and efficiencies from this combination have certainly been reflected in these operating results, we also enjoyed strong growth from organic expansion activities and successful marketing of our core services. We anticipate acceleration of base expansion and hospital-based conversion activities in 2013 and look forward to continued growth within our core businesses."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 15173950, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services for hospitals and one of the largest community-based providers of air medical services. United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. Air Methods' fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

The Air Methods Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6955

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements", including statements regarding the Company's preliminary January 2013 operational and financial results and anticipated base expansion and conversion activity, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the size, structure and growth of the Company's air medical services and United Rotorcraft Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the anticipated impact from the Company's internal reorganization; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Non-GAAP Financial Information: This press release discusses EBITDA, which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP). The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization and gain or loss on disposition of assets. A table is provided in this press release to reconcile such non-GAAP financial measure to net income, which is the most directly comparable financial measure prepared in accordance with GAAP. Such table below includes all information reasonably available to the Company at the date of this press release and adjustments that the Company can reasonably predict. Events that could cause the reconciliation to change include, but are not limited to, acquisitions and divestitures of businesses and goodwill and other asset impairments.

To supplement the Company's consolidated financial statements presented on a GAAP basis, management believes that this non-GAAP measure provides useful information about the Company's core operating results and thus is appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. Management believes the additions and subtractions from net income used to calculate EBITDA reflect the measurements that its bank creditors and third party stock analysts use in evaluating the Company. These adjustments to the Company's GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company's underlying operational results and trends and performance. Management uses this non-GAAP measure to evaluate the Company's financial results. The presentation of non-GAAP measures is not meant to be considered in isolation or as a substitute for or superior to financial results determined in accordance with GAAP.

Please contact Christine Clarke at (303) 792-7579 to be included on the Company's e-mail distribution list.

– FINANCIAL STATEMENTS ATTACHED –

AIR METHODS CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2012	December 31, 2011

ASSETS

Current assets:
Cash and cash equivalents	$ 3,818	$ 3,562
Trade receivables, net	232,929	187,056
Other current assets	70,058	65,101

Total current assets	306,805	255,719

Net property and equipment	597,238	569,578
Other assets, net	214,820	203,174

Total assets	$ 1,118,863	$ 1,028,471

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to aircraft pending long-term financing	$ 3,570	$ 27,940
Current portion of indebtedness	63,139	67,989
Accounts payable, accrued expenses and other	76,743	74,779

Total current liabilities	143,452	170,708

Long-term indebtedness	581,019	483,886
Other non-current liabilities	94,782	85,975

Total liabilities	819,253	740,569

Total stockholders' equity	299,610	287,902

Total liabilities and stockholders' equity	$ 1,118,863	$ 1,028,471

AIR METHODS CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,

	2012	2011	2012	2011

Revenue:
Patient transport revenue, net	$ 152,853	129,797	590,718	416,294
Air medical services contract revenue	56,102	53,306	224,956	206,935
Product operations	5,594	8,418	28,832	30,462
Other	1,679	1,789	6,306	6,858
Total revenue	216,228	193,310	850,812	660,549

Expenses:
Operating expenses	129,241	122,189	495,933	408,699
General and administrative	28,121	25,162	102,023	85,500
Depreciation and amortization	20,064	20,660	82,524	72,877
	177,426	168,011	680,480	567,076

Operating income	38,802	25,299	170,332	93,473

Interest expense	(4,764)	(5,868)	(20,651)	(20,072)
Other, net	624	916	3,263	3,901

Income before income taxes	34,662	20,347	152,944	77,302

Income tax expense	(13,241)	(7,945)	(59,792)	(30,728)

Net income	$ 21,421	12,402	93,152	46,574

Income per common share:
Basic	$ 0.55	0.33	2.41	1.23
Diluted	$ 0.55	0.32	2.39	1.21

Weighted average common shares outstanding:
Basic	38,721,452	38,128,729	38,594,286	37,999,422
Diluted	39,064,823	38,606,804	39,044,468	38,482,785

AIR METHODS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA
(Amounts in thousands)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income	$ 21,421	12,402	93,152	46,574

Interest expense	4,764	5,868	20,651	20,072
Income tax expense	13,241	7,945	59,792	30,728
Depreciation and amortization	20,064	20,660	82,524	72,877
Loss (gain) on disposition of assets, net	555	934	1,329	644

EBITDA	$ 60,045	47,809	257,448	170,895
CONTACT: Trent J. Carman, Chief Financial Officer, (303) 792-7591